Exhibit 99.1

News Release

CONTACT:	Larry Magnesen
513-534-8055
Larry.Magnesen@53.com

Sameer Gokhale (Investors)

513-534-2219

Sameer.Gokhale@53.com

Fifth Third Bancorp Elects Marsha C. Williams Non-Executive Chair of the Board

To Be Effective with Annual Shareholder meeting April 19, 2016;

Williams Currently Serves as Lead Director

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today announced that its Board of Directors has elected Marsha C. Williams as the non-executive chair of the Board effective immediately following its Annual Meeting of Shareholders on April 19, subject to her reelection to the Board. Williams, who has served on the Board since 2008, has served as the Company’s lead director since April 2014.

Williams succeeds James P. Hackett, who has served as the Company’s non-executive chairman since April 2014 and on the Board since 2001. Hackett on March 10, 2016, announced his resignation from the Board in order to become the chairman of Ford Smart Mobility LLC, a subsidiary of Ford Motor Company formed to accelerate the company’s plans to design, build, grow and invest in emerging mobility services. He was named to the post March 10, 2016.

“We are excited to further expand Marsha’s role on the Board. She has served with us for eight years, including two as lead director. Her 42 years of experience in finance and in executive roles in diverse industries have proved invaluable to the Bank, and this succession is a logical one,” said Greg D. Carmichael, president and chief executive officer of Fifth Third Bancorp.

Williams’ background includes serving as chief financial officer for Orbitz Worldwide Inc., now part of Expedia, and as chief financial officer for Equity Office Properties Trust, the nation’s largest operator of office properties prior to its acquisition by Blackstone. Prior to joining Equity Office, Williams was chief administrative officer for Crate & Barrel. Williams also has fifteen years of experience as a commercial banker.

Williams also currently serves as the lead independent director of Modine Manufacturing Company and as a supervisory director of Chicago Bridge & Iron Company, N.V. She also serves as a director of the Davis Funds. She received her MBA in Finance and Accounting from the University of Chicago and bachelor’s degree in Economics from Wellesley College.

Williams commented, “I am honored to step into this expanded role and look forward to working closely with the Board and the Bank’s leadership team as we execute our key business strategies. The Bank’s positive momentum is encouraging and I am pleased by the orderly transition in the CEO role from Kevin Kabat to Greg Carmichael over the last eight months. The Bank is well-positioned for future success.”

In July 2015, it was announced that Kabat would retire as CEO effective Nov. 1, 2015 and that he would not stand for reelection to the Board at the Company’s annual shareholder meeting on April 19, 2016. It was also shared that Carmichael, then president and chief operating officer, would succeed him.

Carmichael noted, “At the annual shareholder meeting, we will have the opportunity to publicly thank our retiring directors for their contributions. We are prepared to maximize our opportunities because of their consistent leadership and support of our vision.”

About Fifth Third:

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $141 billion in assets and operates 1,254 full-service Banking Centers, including 95 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,593 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has an 18.3% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2015, had $297 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Member FDIC

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